UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 14, 2012

Patterson-UTI Energy, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-22664	75-2504748
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

450 Gears Road, Suite 500, Houston, Texas		77067
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	281-765-7100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2012, Patterson-UTI Energy, Inc. (the "Company") announced that Douglas J. Wall has informed the Company's Board of Directors of his intention to retire as President and Chief Executive Officer later this calendar year. The Term Sheet for Mr. Wall relating to his intended retirement is attached as Exhibit 99.2 hereto.

On March 16, 2012, the Company announced that William Andrew Hendricks, Jr., 47, accepted an appointment to become the Company's Chief Operating Officer. His employment is expected to commence on April 2, 2012. Mr. Hendricks comes from Schlumberger Limited, an oilfield services company, where he served since 2010 as President, Schlumberger Drilling and Measurements. From 2009 to 2010, Mr. Hendricks served as Vice President of Schlumberger's Subsea division, where he was responsible for developing a collection of acquired and new businesses and leading the corporate subsea strategy initiatives. During the first half of 2009, Mr. Hendricks held a position of Organization Architect, where he was responsible for evaluating and recommending changes to the company's global organization matrix. From 1990 to 2009, Mr. Hendricks held various management positions with domestic and international Schlumberger divisions, including as Vice President and General Manager of Schlumberger Oilfield Services' Western U.S. Business Unit from 2007 to 2008. It is expected that Mr. Hendricks will assume the position of President and Chief Executive Officer of the Company, upon Mr. Wall's retirement.

Effective upon the commencement of his employment with the Company, Mr. Hendricks will receive grants of options to purchase 100,000 shares of the Company's common stock at an exercise price equal to the closing stock price on the grant date and 100,000 shares of restricted stock. The options and restricted stock will be granted under the Company's 2005 Long-Term Incentive Plan. The restricted stock will vest in three equal annual installments and the options would vest as follows: 33,333 shares on April 24, 2013 and thereafter, 2,778 shares each month beginning on May 24, 2013 through the twenty-third monthly anniversary date from April 24, 2013 and 2773 shares on the twenty-fourth monthly anniversary date from April 24, 2013. In addition, Mr. Hendricks' base salary will be $450,000 per year, and his discretionary target annual bonus amount for 2012 will be $800,000, which will be determined by the Compensation Committee of the Company's Board of Directors and paid at the same time in 2013 as other senior executives of the Company. Mr. Hendricks also will be paid a starting bonus of $275,000 payable promptly following the commencement of his employment. Mr. Hendricks will enter into a Severance Agreement providing, in general, that in the event his employment is terminated by the Company without cause at any time during the first three years of his employment by the Company, then he will be paid the sum of $750,000 within 30 days following such termination. Mr. Hendricks will also enter into a Change in Control Agreement and an Indemnity Agreement in substantially the forms executed by other senior executives of the Company and described in the Company's proxy statement for its 2011 annual meeting of stockholders filed with the SEC on April 18, 2011. Mr. Hendricks will not be entitled to a tax gross-up for the excise tax imposed on excess parachute payments. The form of offer letter to Mr. Hendricks is attached as Exhibit 99.3 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated March 16, 2012.

99.2 Term Sheet for Douglas J. Wall.

99.3 Form of Offer Letter to William Andrew Hendricks, Jr.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patterson-UTI Energy, Inc.

March 16, 2012	By:	John E. Vollmer III

Name: John E. Vollmer III
Title: Senior Vice President - Corporate Development, Chief Financial Officer and Treasurer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated March 16, 2012.
99.2	Term Sheet for Douglas J. Wall.
99.3	Form of Offer Letter to William Andrew Hendricks, Jr.